Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Donald Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

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Telephone: (336) 584-5171

LabCorp Launches Proprietary UltraQual® Multiplex PCR Assay for HCV, HIV-1, HIV-2 and HBV
FDA-approved test offered exclusively from LabCorp’s National Genetics Institute supports faster, more precise identification of viral agents in blood plasma used to manufacture cutting-edge biologic treatments
Burlington, NC, June 27, 2018 - LabCorp® (NYSE: LH), a leading global life sciences company, announced today that it has received approval from the U.S. Food and Drug Administration (FDA) for the UltraQual® Multiplex PCR Assay for HCV, HIV-1, HIV-2 and HBV for screening of donated blood plasma. This innovative assay, which was developed and will be exclusively offered by its National Genetics Institute (NGI) laboratory, builds upon LabCorp’s rich history in the development and commercialization of novel diagnostic tests.

The UltraQual Multiplex PCR Assay enables the simultaneous and sensitive detection of four viral targets (HCV, HIV-1, HIV-2 and HBV) in a single sample. Coupled with NGI’s previously FDA-approved and exclusive process to greatly increase testing throughput, the new UltraQual Multiplex PCR Assay provides enhanced turnaround time and value to the rapidly growing biologics sector of the biopharmaceutical industry.
 According to the FDA, biologics products include vaccines, blood and blood components, allergenics, gene therapies, somatic cells, tissues and recombinant proteins. Biologics therapies derived from plasma treat well-defined medical conditions, replacing missing or deficient proteins found in an individual’s plasma and allowing patients to lead healthier and more productive lives through the benefits of the therapy. Biologics therapies make up more than one-third of the biopharmaceutical industry pipeline, and this new test is available to all biopharmaceutical companies involved in the manufacturing of plasma-derived therapies to enhance the safety and availability of these important medicines.
“We are excited to receive FDA approval for the UltraQual Multiplex PCR Assay, as it demonstrates LabCorp’s continued commitment to delivering world-class diagnostic solutions that help to bring new medicines to patients faster, thereby improving health and improving lives,” said Marcia Eisenberg, Ph.D., chief scientific officer of LabCorp Diagnostics. “This next-generation technology offers the international biopharmaceutical industry a differentiated solution to improve plasma donor collection programs and the manufacturing of plasma protein therapies for a variety of life-threatening conditions including bleeding, immune, cardio/pulmonary, and neurological disorders.”
On March 9, 2018, LabCorp announced that its Covance Drug Development business formed a global immunology and immunotoxicology (I&I) unit dedicated to the specific needs of biologic drug development. The formation of this unit, along with Covance’s doubling of its I&I laboratory footprint and LabCorp Diagnostics’ expanding suite of biologic therapeutic drug monitoring tests, illustrate LabCorp’s expanding expertise and leadership in the development and commercialization of new services to support the rapidly growing biologics market.
Octapharma Plasma (OPI), a company that collects donated blood plasma for use in the creation of life-saving medicines, expressed early interest in using the UltraQual Multiplex PCR Assay.
“OPI is looking forward to transitioning to NGI’s FDA-approved UltraQual Multiplex PCR Assay for our donor plasma screening programs,” said Judy Smith, chief operating officer of OPI. “This new assay provides OPI with enhanced sensitivity, specificity, turnaround time, and overall value, providing a best-in-class solution to better advance our strategic goal of enhancing the collection of plasma used to create life-saving medicines for patients around the world.”
The NGI team is available to assist clients with incorporating the UltraQual Multiplex PCR Assay into their plasma screening operations. Please contact NGI at (800) 352-7788 or visit www.ngi.com for more information.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements about LabCorp’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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